Exhibit 99.1

Audited RARE Hospitality International, Inc. and subsidiaries consolidated financial statements as of December 31, 2006 and December 25, 2005, and for the three years ended December 31, 2006 and report of independent registered public accounting firm.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

RARE Hospitality International, Inc.:

We have audited the accompanying consolidated balance sheets of RARE Hospitality International, Inc. and subsidiaries (RARE) as of December 31, 2006 and December 25, 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RARE Hospitality International, Inc. and subsidiaries as of December 31, 2006 and December 25, 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in notes 1 and 3 to the consolidated financial statements, in 2006, RARE changed its method of accounting for share-based payments, and changed its method of quantifying errors.

/s/ KPMG LLP

Atlanta, Georgia
March 1, 2007

RARE HOSPITALITY INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2006 AND DECEMBER 25, 2005

(in thousands)

	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$31,378	$12,107
Short-term investments	6,001	6,203
Accounts receivable	15,663	15,807
Inventories	16,274	14,516
Prepaid expenses	6,872	6,558
Deferred income taxes	16,681	9,425
Assets from discontinued operations	31,939	47,179

Total current assets	124,808	111,795

Property and equipment, less accumulated depreciation and amortization	525,160	451,619
Goodwill	19,187	19,187
Other	26,057	18,324

Total assets	$695,212	$600,925

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,891	$30,026
Accrued expenses	89,202	65,051
Income taxes payable	2,953	1,152
Current installments of obligations under capital leases	345	269
Liabilities from discontinued operations	7,652	9,034

Total current liabilities	134,043	105,532

Deferred income taxes	1,192	3,483
Convertible Senior Notes	125,000	—
Obligations under capital leases, net of current installments	41,290	38,991
Other	32,995	27,432

Total liabilities	334,520	175,438

Minority interest	1,044	1,193

Shareholders’ equity:
Preferred stock, no par value. Authorized 10,000 shares, none issued	—	—
Common stock, no par value. Authorized 60,000 shares; 36,054 and 35,436 shares issued; and 30,487 and 33,484 outstanding at December 31, 2006 and December 25, 2005, respectively	247,661	229,955
Unearned compensation – restricted stock	—	(1,470)
Retained earnings	284,082	248,284
Treasury shares at cost; 5,567 shares and 1,952 shares at December 31, 2006 and December 25, 2005, respectively	(172,095)	(52,475)

Total shareholders’ equity	359,648	424,294

Total liabilities and shareholders’ equity	$695,212	$600,925

See accompanying notes to consolidated financial statements.

RARE HOSPITALITY INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2006, DECEMBER 25, 2005 AND DECEMBER 26, 2004

(in thousands, except per share data)

	2006	2005	2004
Revenues:
Restaurant sales:
LongHorn Steakhouse	$774,014	$666,073	$578,297
The Capital Grille	204,198	165,169	131,208
Other restaurants	8,143	7,588	7,564

Total restaurant sales	986,355	838,830	717,069
Franchise revenues	559	436	403

Total revenues	986,914	839,266	717,472

Costs and expenses:
Cost of restaurant sales	361,949	307,741	264,307
Operating expenses— restaurants	433,407	364,566	306,591
Provision for asset impairments, restaurant closings, and other charges	4,949	557	922
Depreciation and amortization— restaurants	36,424	31,244	26,703
Pre-opening expense	8,877	7,483	7,190
General and administrative expenses	64,640	48,064	41,582

Total costs and expenses	910,246	759,655	647,295

Operating income	76,668	79,611	70,177
Interest expense, net	2,620	1,921	1,328
Minority interest	109	215	300

Earnings from continuing operations before income taxes	73,939	77,475	68,549
Income tax expense	23,943	25,098	22,760

Income from continuing operations	49,996	52,377	45,789

Income (loss) from discontinued operations, net of tax	(10,625)	(798)	1,200

Net earnings	$39,371	$51,579	$46,989

Basic earnings per common share:
Continuing operations	$1.50	$1.55	$1.35
Discontinued operations	(0.32)	(0.02)	0.04

	$1.18	$1.53	$1.39

Diluted earnings per common share:
Continuing operations	$1.45	$1.50	$1.29
Discontinued operations	(0.31)	(0.02)	0.03

	$1.14	$1.48	$1.33

Weighted average common shares outstanding (basic)	33,394	33,764	33,811

Weighted average common shares outstanding (diluted)	34,389	34,817	35,374

See accompanying notes to consolidated financial statements.

RARE HOSPITALITY INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2006, DECEMBER 25, 2005 AND DECEMBER 26, 2004

(in thousands)

	COMMON STOCK		UNEARNED COMPENSATION- RESTRICTED STOCK	RETAINED EARNINGS	TREASURY SHARES- AT COST	TOTAL SHAREHOLDERS’ EQUITY
	SHARES	DOLLARS
BALANCE, DECEMBER 28, 2003	34,042	$203,624	$(1,303)	$149,716	$(4,989)	$347,048
Net earnings and total comprehensive income	—	—	—	46,989	—	46,989
Purchase of common stock for treasury	—	—	—	—	(8,188)	(8,188)
Issuance of shares pursuant to restricted stock awards	61	1,565	(1,565)	—	—	—
Forfeiture of restricted stock	(9)	(139)	—	—	—	(139)
Amortization of restricted stock	—	—	1,280	—	—	1,280
Issuance of shares pursuant to exercise of stock options	708	7,706	—	—	—	7,706
Tax benefit of stock options exercised	—	4,390	—	—	—	4,390

BALANCE, DECEMBER 26, 2004	34,802	217,146	(1,588)	196,705	(13,177)	399,086
Net earnings and total comprehensive income	—	—	—	51,579	—	51,579
Purchase of common stock for treasury	—	—	—	—	(39,298)	(39,298)
Issuance of shares pursuant to restricted stock awards	55	1,656	(1,656)	—	—	—
Forfeiture of restricted stock	(19)	(332)	174	—	—	(158)
Amortization of restricted stock	—	—	1,600	—	—	1,600
Issuance of shares pursuant to exercise of stock options	598	7,188	—	—	—	7,188
Tax benefit of stock options exercised	—	4,297	—	—	—	4,297

BALANCE, DECEMBER 25, 2005	35,436	229,955	(1,470)	248,284	(52,475)	424,294
Cumulative effect of adoption of SAB 108 (see Note 1)	—	—	—	(3,573)	—	(3,573)
Adoption of FAS 123R (see Note 3)	—	875	1,470	—	—	2,345
Net earnings and total comprehensive income	—	—	—	39,371	—	39,371
Purchase of common stock for treasury	—	—	—	—	(119,620)	(119,620)
Stock based compensation expense	—	8,895	—	—	—	8,895
Issuance of shares pursuant to restricted stock awards	236	—	—	—	—	—
Issuance of shares pursuant to exercise of stock options	382	5,378	—	—	—	5,378
Tax benefit of stock options exercised and vesting of restricted stock	—	2,558	—	—	—	2,558

BALANCE, DECEMBER 31, 2006	36,054	$247,661	$—	$284,082	$(172,095)	$359,648

See accompanying notes to consolidated financial statements.

RARE HOSPITALITY INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2006, DECEMBER 25, 2005 AND DECEMBER 26, 2004

(in thousands)

	2006	2005	2004
Cash flows from operating activities:
Net earnings	$39,371	$51,579	$46,989
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Income) loss from discontinued operations, net of income taxes	10,625	798	(1,200)
Depreciation and amortization	37,062	35,060	29,569
Stock-based compensation expense	8,895	—	—
Provision for asset impairments, restaurant closings and other charges	4,949	557	922
Minority interest	109	215	300
Deferred tax expense	(7,349)	(8,190)	4,797
Sale (purchase) of short-term investments, net	202	28,692	(10,859)
Changes in assets and liabilities:
Accounts receivable	144	(6,595)	(482)
Inventories	(1,758)	(2,755)	(2,664)
Prepaid expenses	(314)	277	(1,846)
Other assets	1,209	(1,506)	(3,072)
Refundable income taxes	2,114	8,776	3,225
Accounts payable	2,370	(6,669)	6,044
Accrued expenses	25,590	10,619	5,793
Other liabilities	(237)	3,516	2,429

Net cash provided by operating activities of continuing operations	122,982	114,374	79,945

Net cash provided by operating activities of discontinued operations	6,035	11,085	8,826

Cash flows from investing activities:
Purchase of property and equipment by continuing operations	(114,491)	(93,115)	(88,352)

Purchase of property and equipment by discontinued operations	(6,037)	(11,092)	(8,894)

Cash flows from financing activities:
Payments for debt issuance costs	(3,154)	(370)	—
Principal payments on capital leases	(240)	(195)	(128)
Tenant incentives received under capital leases	1,720	—	—
Proceeds from borrowings	125,000	—	—
Distributions to minority partners	(258)	(331)	(362)
(Decrease) increase in bank overdraft included in accounts payable and accrued expenses	(291)	4,375	8,486

Purchase of common stock for treasury	(119,620)	(39,298)	(8,188)
Proceeds from exercise of stock options	5,378	7,188	7,706
Tax benefit from share-based compensation	2,245	—	—

Net cash provided by (used in) financing activities of continuing operations	10,780	(28,631)	7,514

Net increase (decrease) in cash and cash equivalents	19,269	(7,379)	(961)
Cash and cash equivalents at beginning of year	12,168	19,547	20,508

Cash and cash equivalents at end of year	$31,437	$12,168	$19,547

Cash and cash equivalents of continuing operations at end of year	$31,378	$12,107	$19,487

Cash and cash equivalents of discontinued operations at end of year	$59	$61	$60

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$20,706	$23,779	$15,085

Cash paid for interest net of amounts capitalized	$2,959	$2,594	$1,589

Supplemental disclosure of non-cash financing and investing activities:
Assets acquired under capital lease	$895	$2,112	$9,885

See accompanying notes to consolidated financial statements.

RARE HOSPITALITY INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, DECEMBER 25, 2005 AND DECEMBER 26, 2004

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS

RARE Hospitality International, Inc., including its wholly owned subsidiaries (the “Company”), is a multi-concept restaurant company, which, as of December 31, 2006, operated the following restaurants in 32 states (located primarily in the Eastern half of the United States) and the District of Columbia:

CONCEPT	NUMBER IN OPERATION
LongHorn Steakhouse	265
The Capital Grille	26
Bugaboo Creek Steak House	32
Other specialty concepts	2

Total restaurants	325

On September 21, 2006, the Company announced that its Board of Directors had approved exiting the Bugaboo Creek Steak House business through, most probably, the sale of the restaurants and brand.

The Company is a 50 percent partner in joint ventures that operate three LongHorn Steakhouse restaurants, which are managed by the Company and included in the restaurant counts above. Due to the rights and duties assigned by the attendant joint venture and management agreements, the Company is deemed to have control over these joint ventures.

BASIS OF PRESENTATION

The consolidated financial statements include the financial statements of RARE Hospitality International, Inc., its wholly owned subsidiaries, and joint ventures over which the Company exercises control. All significant intercompany balances and transactions have been eliminated in consolidation.

In the accompanying consolidated financial statements, the results of operations relating to the Bugaboo Creek Steak House business to be divested are presented as discontinued operations. The assets and liabilities of discontinued operations are primarily comprised of fixed assets and accrued liabilities, respectively. Financial results for Bugaboo Creek Steak House for each of the years in the three-year period ended December 31, 2006, were as follows (in thousands):

	53 Weeks Ended	52 Weeks Ended
	Dec. 31, 2006	Dec. 25, 2005	Dec. 26, 2004
Restaurant Sales	$109,824	$97,310	$95,091

Costs and expenses:
Cost of restaurant sales	40,231	35,447	35,141
Operating expenses-restaurants	59,015	51,165	48,088
Depreciation and amortization-restaurants	3,375	4,200	3,733
Pre-opening expense-restaurants	263	933	903
Provision for asset impairments, restaurant closings, and other charges (see Note 4)	—	2,712	1,778
General and administrative expenses	4,392	4,048	3,662

Total costs and expenses	107,276	98,505	93,305

Earnings (loss) before income taxes	2,548	(1,195)	1,786
Income tax expense (benefit)	823	(397)	586

Net earnings (loss) before loss on disposal	1,725	(798)	1,200
Loss on disposal of discontinued operations (net of tax benefit of $6,650)	(12,350)	—	—

Net earnings (loss)	$(10,625)	$(798)	$1,200

Unless otherwise noted, discussions and amounts throughout these Notes to Consolidated Financial Statements relate to the Company’s continuing operations.

On October 6, 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position 13-1, “Accounting for Rental Costs Incurred During a Construction Period” (“FSP 13-1”). FSP 13-1 was effective for the Company’s 2006 fiscal year and requires the Company to expense rental costs incurred during the construction period associated with ground or building operating leases. FSP 13-1 allows for retrospective application in accordance with FASB Statement No. 154, “Accounting Changes and Error Correction.” When adopting FSP 13-1, the Company elected to retrospectively apply the provisions of FSP 13-1 to its financial statements for all prior periods. The accompanying consolidated financial statements have been restated to reflect the retrospective application of FSP 13-1.

In the third quarter of 2006, the Company changed its accounting policies associated with the accrual of utilities and vacation expense. Historically, the Company’s practice was to expense utility and vacation costs in the period in which these items were paid, which generally resulted in a full year of utilities and vacation expense in the consolidated statements of income. The utility costs are now accrued in the period used and vacation costs are accrued in the period earned. The cumulative amount of these changes as of the beginning of fiscal 2006 was approximately $5.8 million ($3.6 million, net of tax) and, as provided by Staff Accounting Bulletin No. 108 issued in September 2006, the impact was recorded as a reduction of retained earnings as of the beginning of fiscal 2006. The pre-tax impact of this change in accounting policy was an increase in accrued expenses for continuing operations of approximately $449,000 in fiscal 2006. The pre-tax impact of this change in accounting policy was an increase in accrued expenses for discontinued operations of approximately $21,000 in fiscal 2006. The prior years’ adjustments were evaluated under the rollover approach and the correction of these misstatements was not material to our results of operations in any of the years impacted.

The Company has made certain reclassifications to the fiscal 2005 consolidated financial statements, as previously reported, to conform to the current classifications. Reclassifications due to the retrospective adoption of FSP 13-1 resulted in a change in net income as previously reported (see Note 2). Reclassifications associated with the adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment,” required certain share-based awards previously reported as liabilities and contra-equity accounts to be classified as common stock (see Note 3).

The Company’s fiscal year is a 52- or 53-week year ending on the last Sunday in each calendar year. Each of the four fiscal quarters is typically made up of 13 weeks. However, the first fiscal quarter of 2006 consisted of 14 weeks and, hence, the full fiscal year 2006 consisted of 53 weeks. The fiscal years of 2005 and 2004 each consisted of 52 weeks.

CASH EQUIVALENTS

The Company considers all highly liquid investments which have original maturities of three months or less to be cash equivalents. Cash equivalents are comprised of high-grade overnight repurchase agreements and totaled approximately $23.3 million at December 31, 2006, $5.9 million at December 25, 2005 and $14.4 million at December 26, 2004. The carrying amount of these instruments approximates their fair market values. All overdraft balances have been reclassified as current liabilities.

SHORT TERM INVESTMENTS

Short term investments consist of federal, state and municipal bonds, and commercial paper. The Company accounts for its investments under the provisions of Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). Pursuant to the provisions of SFAS 115, the Company has classified its investment portfolio as “trading.” Trading securities are bought and held principally for the purpose of selling them in the near term and are recorded at fair value. Unrealized gains and losses on trading securities are included in the determination of net earnings.

INVENTORIES

Inventories, consisting principally of food and beverages, are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Property under capital leases is stated at the present value of minimum lease payments. Leasehold improvements and property held under capital leases are amortized on the straight-line method over the shorter of the estimated life of the asset or the lease term, including renewal periods when the exercise of such renewal periods is deemed to be reasonably assured (generally 15 years for building operating leases and 25 years for land-only operating leases and real property acquired under capital leases). Depreciation on owned property and equipment is calculated on the straight-line method over the estimated useful lives of the related assets, which approximates 25 years for buildings and land improvements, seven years for restaurant equipment, and three years for computer hardware and software.

RENT EXPENSE

The Company recognizes rent expense on a straight-line basis over the expected lease term, including cancelable option periods where failure to exercise such options would result in an economic penalty to the Company. The lease term commences on the date when the Company becomes legally obligated for the rent payments. Percentage rent expense is generally based upon sales levels and is accrued at the point in time the Company determines that it is probable that such sale levels will be achieved. The Company records leasehold improvements funded by landlords under operating leases as leasehold improvements and deferred rent. Prior to the adoption of FSP 13-1, rent expense incurred during the construction period was capitalized to property and equipment. As described later in this Note, under the section entitled “RECENTLY ADOPTED ACCOUNTING STANDARDS,” the Company’s accounting for rent incurred during the construction period changed effective at the beginning of fiscal 2006. When adopting FSP 13-1, the Company elected to retrospectively apply the provisions of FSP 13-1 to its financial statements for all prior periods. The accompanying consolidated financial statements have been restated to reflect the retrospective application of FSP 13-1.

PRE-OPENING AND ORGANIZATION COSTS

The Company accounts for pre-opening and organization costs in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 98-5, “Reporting on the Costs of Start-Up Activities.” SOP 98-5 requires entities to expense as incurred all organization and pre-opening costs.

COMPUTER SOFTWARE FOR INTERNAL USE

The Company accounts for the costs of developing or acquiring computer software in accordance with the American Institute of Certified Public Accountants SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” SOP 98-1 identifies the characteristics of internal-use software and specifies that once the preliminary project stage is complete, certain external direct costs, certain direct internal payroll and payroll-related costs and interest costs incurred during the development of computer software for internal use should be capitalized and amortized.

REVENUE RECOGNITION

Revenue from restaurant sales is recognized when food and beverage products are sold and receipts from all sales are classified as operating cash flows. Accounts receivable is primarily comprised of amounts due from the Company’s credit card processor. The Company records a liability for gift certificates and gift cards at the time they are issued. Upon redemption, sales are recorded and the liability is reduced by the amount of certificates or card values redeemed. The Company began selling electronic gift cards in August of 2003. Unused gift cards will be recognized as revenue, in proportion to actual gift card redemptions, once the Company has sufficient data to make a reasonable determination of forfeiture levels. The Company presents sales net of sales taxes. Revenues from the sales of franchises are recognized as income when substantially all of the Company’s material obligations under the franchise agreement have been performed. Continuing royalties, which are a percentage of net sales of franchised restaurants, are accrued as income when earned.

COST OF RESTAURANT SALES

Cost of restaurant sales include food and beverage costs, warehousing, and related purchasing and distribution costs. Vendor allowances received in connection with the purchase of a vendor’s products are recognized as a reduction of the related food and beverage costs as earned. These allowances are recognized as earned in accordance with the underlying agreement with the vendor and completion of the earning process. Vendor agreements are generally for a period of one year or less, and payments received are recorded as a current liability until earned.

GOODWILL

The Company accounts for goodwill in accordance with SFAS 142, “Goodwill and Other Intangible Assets,” which provides that goodwill should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. The fair value of each reporting unit is compared to its carrying value to determine whether there is an indication that impairment may exist. If an impairment of goodwill is determined to exist, it is measured as the excess of its carrying value over its fair value. Upon performing the annual tests for impairment of the carrying value of the Company’s goodwill, it has been concluded that there was no indication of impairment to goodwill. Accordingly, no impairment losses have been recorded.

As of the date of adoption of SFAS 142, the Company had unamortized goodwill in the amount of approximately $19.2 million, all of which is related to the acquisition of LongHorn Steakhouse franchise and joint venture rights. In accordance with SFAS 142, no goodwill amortization expense was recorded in the Company’s financial statements for fiscal 2006, 2005 or 2004.

OTHER ASSETS

Other assets consist of the investments of the Company’s Supplemental Deferred Compensation Plan, debt issuance costs, trademarks, deposits, and purchased liquor licenses. The Company applies the provisions of SFAS 142 to purchased liquor licenses and trademarks. The 2006 provision for asset impairments includes a $17,645 charge to reflect the diminution in value of a purchased liquor license for a LongHorn Steakhouse restaurant location. Impairment of this liquor license was measured by the amount by which the carrying amount exceeded its fair market value. There has been no other impairment of purchased liquor licenses or trademarks since the adoption of SFAS 142 in 2002. Purchased liquor licenses related to continuing operations amounted to approximately $6.6 million and $4.8 million at December 31, 2006 and December 25, 2005, respectively. Licenses related to discontinued operations amounted to approximately $442,000 at both December 31, 2006 and December 25, 2005. Purchased trademarks aggregated approximately $400,000 at both December 31, 2006 and December 25, 2005. Debt issuance costs are amortized on a straight-line basis over the expected term of the debt facility.

RECOVERABILITY OF LONG-LIVED ASSETS

The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires the Company to review its long-lived assets, which include property and equipment, related to each restaurant periodically or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be held and used are reported at the lower of the carrying amount or fair value, using discounted estimated future cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Considerable management judgment is required to estimate cash flows and fair value less costs to sell. Accordingly, actual results could vary significantly from such estimates.

See Note 4 for further discussion of the Company’s provision for asset impairments, restaurant closings and other charges.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Income tax benefits credited to equity relate to tax benefits associated with amounts that are deductible for income tax purposes but do not affect net earnings. These benefits are principally generated from employee exercises of stock options and vesting of employee restricted stock awards.

STOCK-BASED COMPENSATION

The Company has various share-based compensation programs, which provide for equity awards, including stock options, restricted stock and performance-based restricted stock units. These equity awards fall under several plans as more fully described in Note 3.

Effective December 26, 2005, the start of the first quarter of fiscal 2006, the Company began recording compensation expense associated with share-based awards and other forms of equity compensation in accordance with SFAS 123R. The Company adopted SFAS 123R using the modified prospective transition method, and consequently has not retroactively adjusted results from prior periods. Under this transition method, compensation cost associated with share-based awards recognized in fiscal year 2006 include: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of December 26, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 25, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Consistent with the modified prospective transition method, all balances associated with unvested restricted stock were eliminated against the appropriate equity amounts upon the adoption of SFAS 123R. When determining grant date fair market value in accordance with the provisions of SFAS 123R, the Company elected to continue to utilize the Black-Scholes option-pricing model. The adoption of SFAS 123R did not have a material affect on the recognition of expense for restricted stock issued under the Company’s Managing Partner Program discussed below.

The following table details the effect on net income and earnings per share had share-based compensation expense been recorded for fiscal 2005 and fiscal 2004 based on the fair-value method under SFAS 123. The reported and pro forma net income and earnings per share for fiscal 2006 are the same since share-based compensation expense was calculated under the provisions of SFAS 123R (in thousands, except per share amounts):

	2005	2004
Net earnings, as reported	$51,579	$46,989
Add: stock-based employee compensation expense included in reported net earnings, net of related tax effects ($611 and $485 in 2005 and 2004, respectively)	989	795
Deduct: stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(5,229)	(4,784)

Pro forma net earnings	$47,339	$43,000

Basic earnings per common share:
Net earnings, as reported	$1.53	$1.39

Net earnings, pro forma	$1.40	$1.27

Diluted earnings per common share:
Diluted earnings, as reported	$1.48	$1.33

Diluted earnings, pro forma	$1.37	$1.23

MANAGING PARTNER PROGRAM

The Company maintains a compensation program (the “Managing Partner Program”) for its lead restaurant managers (“MPs”). Under the Managing Partner Program, the Company enters into a 5-year employment contract with the MP that provides for (i) a fixed salary; (ii) quarterly bonuses calculated as a percentage of restaurant profits and as a percentage of any year-over-year increase in sales; and (iii) an award of restricted Company common stock, which is issued annually, in arrears, in an amount equal to 10% of the previous four quarters aggregate salary and bonus paid under the Managing Partner Program. All salary, bonuses and restricted stock to be awarded to an MP under the Managing Partner Program is expensed as earned and reflected in the Company’s consolidated statements of operations as compensation expense.

The Company’s accounting for each annual award recognizes the expense associated with that specific award throughout the respective year based on management’s estimates of the individual’s annual salary and bonus for such period. Accordingly, the fair value of each annual award of restricted stock is expensed ratably over the year earned beginning in the first month of participation in the program. See Note 3 for further discussion of the Company’s restricted stock plan.

ADVERTISING EXPENSES

The costs of programming, advertising and other promotions are expensed in the periods in which the costs are incurred. Production costs are charged to expense in the period the advertising is first aired. Total advertising expense included in operating expenses – restaurants of continuing operations was approximately $29.2 million, $25.7 million and $21.4 million for the years ended December 31, 2006, December 25, 2005 and December 26, 2004, respectively.

SELF-INSURANCE ACCRUALS

The Company self-insures a significant portion of expected losses under its workers’ compensation, employee medical and general liability programs. Accrued liabilities have been recorded based on estimates of the ultimate costs to settle incurred claims, both reported and unreported.

SEGMENT DISCLOSURE

Due to the similar economic characteristics, as well as a single type of product, production process, distribution system and type of customer, the Company reports the operations of its different concepts on an aggregated basis and does not separately report segment information. Revenues from external customers are derived principally from food and beverage sales. The Company does not rely on any major customers as a source of revenue.

EARNINGS PER SHARE

The Company accounts for earnings per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”). SFAS 128 requires dual disclosure of earnings per share-basic and diluted. Basic earnings per share equals net earnings divided by the weighted average number of common shares outstanding and does not include the dilutive effects of stock options and restricted stock. Diluted earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding after giving effect to dilutive stock options and restricted stock.

The following table presents a reconciliation of weighted average shares and earnings per share amounts (amounts in thousands, except per share data):

	2006	2005	2004
Weighted average number of common shares used in basic calculation	33,394	33,764	33,811
Dilutive effect of restricted stock awards	100	58	88
Dilutive effect of net shares issuable pursuant to stock option plans	895	995	1,475

Weighted average number of common shares used in diluted calculation	34,389	34,817	35,374

Income from continuing operations	$49,996	$52,377	$45,789
Income (loss) from discontinued operations, net of income tax (expense) benefit	(10,625)	(798)	1,200

Net earnings	$39,371	$51,579	$46,989

Basic earnings per common share:
Continuing operations	$1.50	$1.55	$1.35
Discontinued operations	(0.32)	(0.02)	0.04

Net earnings	$1.18	$1.53	$1.39

Diluted earnings per common share:
Continuing operations	$1.45	$1.50	$1.29
Discontinued operations	(0.31)	(0.02)	0.03

Net earnings	$1.14	$1.48	$1.33

Options to purchase 977,000 shares of common stock at December 31, 2006, were excluded from the computation of diluted earnings per common share because the related exercise prices were greater than the average market price for 2006 and would have been antidilutive. The dilutive effect of the common shares that would be issued if the Convertible Senior Notes were converted is not included in the Company’s diluted weighted average common share balance because the weighted average market price of the Company’s common stock did not exceed $43.54 per share.

FINANCIAL INSTRUMENTS

The carrying value of the Company’s cash and cash equivalents, short-term investments, accounts receivable, accounts payable, accrued expenses and $125.0 million Convertible Senior Notes due November 15, 2026 (the “Convertible Senior Notes”) approximates their fair value. The fair value of a financial instrument is the amount for which the instrument could be exchanged in a current transaction between willing parties. For cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses the carrying amounts approximate fair value because of the short maturity of these financial instruments.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company attempts to mitigate substantially all its commodity price risk associated with the purchase of beef, its primary commodity. The Company uses fixed-price purchase agreements to purchase and take physical delivery of protein products and commodities to be used in the conduct of its business. These purchase agreements provide for the delivery of either agreed upon quantities or a prescribed portion of the Company’s requirements. These contracts qualify under the normal purchase and normal sales exception of Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities, (“FAS 133”). Accordingly, purchases made under these fixed-price purchase agreements are placed in inventory at the contracted price. Any purchase contracts that do not comply with the normal purchase and normal sale exception would be measured at fair value in accordance with the mark-to-market provisions of FAS 133.

The Company, from time to time, has used interest rate swap agreements in the management of interest rate risk. These interest rate swap agreements were classified as a hedge of a cash flow exposure under SFAS No. 133, and, accordingly, the effective portion of the initial fair value and subsequent changes in the fair value of those agreements are reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted cash flows affect earnings. At December 31, 2006 and December 25, 2005, the Company had no interest rate swap agreements.

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

COMPREHENSIVE INCOME

During 2006, 2005 and 2004, net earnings were the same as comprehensive income.

RECENTLY ISSUED ACCOUNTING STANDARDS NOT YET ADOPTED

In March 2006, the Emerging Issues Task Force (EITF) issued EITF Issue 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation).” Entities may adopt a policy of presenting sales in the income statement on either a gross or net of tax basis. If taxes are significant, an entity should disclose its policy of presenting taxes and the amount of taxes. The guidance is effective for periods beginning after December 15, 2006. The Company currently presents sales net of sales taxes. Accordingly, this issue will not impact the method for recording these sales taxes in the Company’s consolidated financial statements.

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not believe the effect of adoption of FIN 48 will be material to its results of operations or financial position.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements” (SFAS 157). This statement defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement applies whenever other statements require or permit assets or liabilities to be measured at fair value. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is evaluating the impact the adoption of SFAS 157 will have on its consolidated financial statements.

RECENTLY ADOPTED ACCOUNTING STANDARDS

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (SFAS 123R). SFAS 123R is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” Among other items, SFAS 123R eliminates the use of the intrinsic value method of accounting, and requires companies to recognize the cost of awards of equity instruments granted in exchange for employee services received, based on the grant date fair value of those awards, in the financial statements. The effective date of SFAS 123R was the first interim period beginning after June 15, 2005; however, on April 14, 2005, the Securities and Exchange Commission announced that the effective date of SFAS 123R was postponed until the first annual period beginning after June 15, 2005.

SFAS 123R permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but this method also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123. The Company has adopted the provisions of SFAS 123R using modified prospective application.

Effective December 26, 2005, the start of the first quarter of fiscal 2006, the Company began recording compensation expense associated with share-based awards and other forms of equity compensation in accordance with SFAS 123R. The Company adopted SFAS 123R using the modified prospective transition method, and consequently has not retroactively adjusted results from prior periods (see Note 3).

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 replaces APB No. 20, Accounting Changes, and SFAS No. 3, “Reporting Accounting changes in Interim Financial Statements,” and changes the requirements for the accounting for, and reporting of, a change in accounting principle. SFAS 154 requires retrospective application of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. SFAS 154 also redefines “restatement” as the revising of previously issued financial statements to reflect the correction of an error. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

On October 6, 2005, FASB issued FASB Staff Position 13-1, “Accounting for Rental Costs Incurred During a Construction Period” (“FSP 13-1”). FSP 13-1 is effective for the Company’s fiscal 2006 and requires the Company to expense rental costs incurred during the construction period associated with ground or building operating leases. The Company has previously capitalized these costs. Retrospective application, which permits entities to restate financial statements of previous periods is permitted but not required. Beginning in fiscal 2006, the Company adopted the provisions of FSP 13-1 using retrospective application (see Note 2).

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB 108), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 provides guidance regarding the consideration given to prior year misstatements when determining materiality in current year financial statements, and is effective for fiscal years ending after November 15, 2006. In the third quarter of 2006, the Company adopted the provisions of SAB 108 and changed its accounting policies associated with the accrual of utilities and vacation expense. Historically, the Company’s practice was to expense utility and vacation costs in the period in which these items were paid, which generally resulted in a full year of utilities and vacation expense in the consolidated statements of income. The utility costs are now accrued in the period used and vacation costs are accrued in the period earned. The cumulative amount of these changes as of the beginning of fiscal 2006 was approximately $5.8 million ($3.6 million, net of tax) and, as provided by SAB 108, the impact was recorded as a reduction of retained earnings as of the beginning of fiscal 2006.

RECLASSIFICATIONS

Certain reclassifications have been made to the 2005 and 2004 consolidated financial statements to conform with the 2006 presentation. These reclassifications had no impact on net income or total shareholders’ equity.

(2) CHANGE IN ACCOUNTING FOR CONSTRUCTION PERIOD RENT

On October 6, 2005, the FASB issued FASB Staff Position 13-1, “Accounting for Rental Costs Incurred During a Construction Period” (“FSP 13-1”). FSP 13-1 was effective for the Company’s 2006 fiscal year and required the Company to expense rental costs incurred during the construction period associated with ground or building operating leases. FSP 13-1 allowed for retrospective application in accordance with FASB Statement No. 154, “Accounting Changes and Error Correction.” When adopting FSP 13-1 in the first quarter of fiscal 2006, the Company elected to retrospectively apply the provisions of FSP 13-1 to its financial statements for all prior periods.

Prior to the issuance of FSP 13-1, the Company capitalized all rental costs associated with ground or building operating leases during each construction period. Pursuant to FSP 13-1, rental costs associated with ground or building operating leases incurred during construction are to be recognized in pre-opening expense – restaurants for each quarter during 2006.

The Company did not amend its previously filed Annual Reports on Form 10-K or Quarterly Reports on Form 10- Q for the retrospective application of FSP 13-1. Therefore, the financial statements and related financial information contained in those reports do not reflect this retrospective application of FSP 13-1.

The following tables contain information regarding the impact of the retrospective application of FSP 13-1. All amounts, except per share amounts are in thousands (earnings per share amounts may not add due to rounding):

RARE Hospitality International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	December 25, 2005
	(Results prior to application of FSP 13-1)	(As Adjusted)	(Effect of Change)

ASSETS
Current assets:
Cash and cash equivalents	$12,107	$12,107	$—
Short-term investments	6,203	6,203	—
Accounts receivable	15,807	15,807	—
Inventories	14,516	14,516	—
Prepaid expenses	6,558	6,558	—
Deferred income taxes	11,320	9,425	(1,895)
Assets of discontinued operations	47,179	47,179	—

Total current assets	113,690	111,795	(1,895)

Property and equipment, less accumulated depreciation and amortization	458,161	451,619	(6,542)
Goodwill	19,187	19,187	—
Other	18,324	18,324	—

Total assets	$609,362	$600,925	$(8,437)

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,026	$30,026	$—
Accrued expenses	81,810	65,051	(16,759)
Income taxes payable	1,152	1,152	—
Current installments of obligations under capital leases	269	269	—
Liabilities of discontinued operations	7,361	9,034	1,673

Total current liabilities	120,618	105,532	(15,086)
Deferred income taxes	9,131	3,483	(5,648)
Obligations under capital leases, net of current installments	38,991	38,991	—
Other	9,084	27,432	18,348

Total liabilities	177,824	175,438	(2,386)
Minority interest	1,193	1,193	—

Shareholders’ equity:
Preferred stock, no par value. Authorized 10,000 shares, none issued	—	—	—
Common stock, no par value	229,955	229,955	—
Unearned compensation — restricted stock	(1,470)	(1,470)	—
Retained earnings	254,335	248,284	(6,051)
Treasury shares at cost	(52,475)	(52,475)	—

Total shareholders’ equity	430,345	424,294	(6,051)

Total liabilities and shareholders’ equity	$609,362	$600,925	$(8,437)

RARE Hospitality International, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

	Year Ended
	December 25, 2005
	(Results prior to application of FSP 13-1)	(As Adjusted)	(Effect of Change)

Total revenues	$839,266	$839,266	$—
Costs and expenses:
Cost of restaurant sales	307,741	307,741	—
Operating expenses — restaurants	364,566	364,566	—
Provision for asset impairment, restaurant closings, and other charges	557	557	—
Depreciation and amortization — restaurants	31,586	31,244	(342)
Pre-opening expense — restaurants	6,486	7,483	997
General and administrative expenses	48,064	48,064	—

Total operating costs and expenses	759,000	759,655	655

Operating income	80,266	79,611	(655)
Interest expense, net	1,921	1,921	—
Minority interest	215	215	—

Earnings from continuing operations before income taxes	78,130	77,475	(655)
Income tax expense (benefit)	25,347	25,098	(249)

Earnings from continuing operations	52,783	52,377	(406)

Loss from discontinued operations, net of income taxes	(701)	(798)	(97)

Net earnings	$52,082	$51,579	$(503)

Weighted average common shares outstanding:
Basic	33,764	33,764	33,764

Diluted	34,817	34,817	34,817

Basic earnings (loss) per common share:
Continuing operations	$1.56	$1.55	$(0.01)
Discontinued operations	(0.02)	(0.02)	—

Net earnings	$1.54	$1.53	$(0.01)

Diluted earnings (loss) per common share:
Continuing operations	$1.52	$1.50	$(0.01)
Discontinued operations	(0.02)	(0.02)	—

Net earnings	$1.50	$1.48	$(0.01)

RARE Hospitality International, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

	Year Ended
	December 26, 2004
	(Results prior to application of FSP 13-1)	(As Adjusted)	(Effect of Change)

Total revenues	$717,472	$717,472	$—
Costs and expenses:
Cost of restaurant sales	264,307	264,307	—
Operating expenses — restaurants	306,591	306,591	—
Provision for asset impairment, restaurant closings, and other charges	922	922	—
Depreciation and amortization — restaurants	27,000	26,703	(297)
Pre-opening expense — restaurants	6,186	7,190	1,004
General and administrative expenses	41,582	41,582	—

Total operating costs and expenses	646,588	647,295	707

Operating income	70,884	70,177	(707)
Interest expense, net	1,328	1,328	—
Minority interest	300	300	—

Earnings before income taxes	69,256	68,549	(707)
Income tax expense (benefit)	23,028	22,760	(268)

Earnings from continuing operations	46,228	45,789	(439)

Earnings from discontinued operations, net of income taxes	1,302	1,200	(102)

Net earnings	$47,530	$46,989	$(541)

Weighted average common shares outstanding:
Basic	33,811	33,811	33,811

Diluted	35,374	35,374	35,374

Basic earnings (loss) per common share:
Continuing operations	$1.37	$1.35	$(0.01)
Discontinued operations	0.04	0.04	—

Net earnings	$1.41	$1.39	$(0.02)

Diluted earnings (loss) per common share:
Continuing operations	$1.31	$1.29	$(0.01)
Discontinued operations	0.04	0.03	—

Net earnings	$1.34	$1.33	$(0.02)

(3) SHARE-BASED COMPENSATION

The Company has various share-based compensation programs, which provide for equity awards, including stock options, restricted stock and performance-based restricted stock units. These equity awards fall under several plans and are described below under “Stock Options and Restricted Stock Programs.”

Prior to January 1, 1996, the Company accounted for its stock option plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations. As such, compensation expense associated with stock options would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation,” which permitted entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant.

Alternatively, SFAS 123 also allowed entities to continue to apply the provisions of APB 25 and provide pro forma net earnings (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS 123 had been applied. The Company elected to continue to apply the provisions of APB 25 and did not recognize any compensation expense from the issuance of employee stock options, but rather provided the pro forma disclosures required by SFAS 123. Under both APB 25 and SFAS 123, compensation expense associated with the issuance of restricted stock awards is recognized over the requisite vesting period.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”). SFAS 123R is a revision of SFAS 123, supersedes APB 25, and amends SFAS No. 95, “Statement of Cash Flows.” Among other items, SFAS 123R eliminates the use of the intrinsic value method of accounting, and requires companies to recognize the cost of awards of equity instruments granted in exchange for employee services received, based on the grant date fair value of those share-based payments, in the financial statements. SFAS 123R was effective for the first interim period beginning after June 15, 2005; however, on April 14, 2005, the Securities and Exchange Commission announced that the effective date of SFAS 123R would be postponed until the first annual period beginning after June 15, 2005.

SFAS 123R permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but this method also permits entities to restate financial statements of previous periods based on pro forma disclosures made in accordance with SFAS 123.

Historically, the Company utilized the Black-Scholes option-pricing model to measure the fair value of stock options granted to employees. While SFAS 123R permits entities to continue to use this model, the standard also permits the use of a “lattice” model. SFAS 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under the previous standard. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after the effective date. These future amounts cannot be estimated because they depend on, among other things, when employees exercise stock options.

Effective December 26, 2005, the start of the first quarter of fiscal 2006, the Company began recording compensation expense associated with share-based awards and other forms of equity compensation in accordance with SFAS 123R. The Company adopted SFAS 123R using the modified prospective transition method, and consequently has not retroactively adjusted results from prior periods. Under this transition method, compensation cost associated with share-based awards recognized in fiscal 2006 include: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of December 26, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 25, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Consistent with the modified prospective transition method, all balances associated with unvested restricted stock were eliminated against the appropriate equity amounts upon the adoption of SFAS 123R. When determining grant date fair market value in accordance with the provisions of SFAS 123R, the Company elected to continue to utilize the Black-Scholes option-pricing model. The adoption of SFAS 123R did not have a material affect on the recognition of expense for restricted stock issued under the Company’s Managing Partner Program discussed below.

MANAGING PARTNER PROGRAM

The Company maintains a compensation program (the “Managing Partner Program”) for many of its lead restaurant managers (“MPs”). Under the Managing Partner Program, the Company enters into a 5-year employment contract with the MP that provides for (i) a fixed salary; (ii) quarterly bonuses calculated as a percentage of restaurant profits and as a percentage of any year-over-year increase in sales; and (iii) an award of restricted Company common stock, which is issued annually, in arrears, in an amount equal to 10% of the previous four quarters aggregate salary and bonus paid under the Managing Partner Program. All salary, bonuses and restricted stock to be awarded to an MP under the Managing Partner Program is expensed as earned and reflected in the Company’s consolidated statements of operations as compensation expense.

Shares of Company common stock are issued as deferred compensation under the Company’s Managing Partner Program. Total shares issued under this program were approximately 55,000, 55,000 and 61,000 for 2006, 2005 and 2004, respectively. Total compensation expense recognized in association with these awards was approximately $1,896,000, $1,600,000 and $1,280,000 for 2006, 2005 and 2004, respectively.

The Company’s accounting for each annual award recognizes the expense associated with that specific award throughout the respective year based on management’s estimates of the individual’s annual salary and bonus for such period. Accordingly, the fair value of each annual award of restricted stock is expensed ratably over the year earned beginning in the first month of participation in the program.

STOCK OPTIONS AND RESTRICTED (NON-VESTED) STOCK PROGRAMS

The RARE Hospitality International, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “2002 Plan”), provides for the granting of incentive stock options, nonqualified stock options, and restricted (non-vested) stock to employees, officers, directors, consultants, and advisors. All stock options issued under the 2002 Plan were granted at prices which were equal to or were higher than current market value on the date of the grant, are generally exercisable after three to five years, and must be exercised within ten years from the date of grant. Options exercised and restricted stock issued under the 2002 Plan represent newly issued shares. The aggregate number of shares authorized to be awarded under the 2002 Plan is 4,270,000.

The RARE Hospitality International, Inc. 1997 Long-Term Incentive Plan, as amended (the “1997 Plan”), provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, performance units, restricted stock, dividend equivalents and other stock based awards to employees, officers, directors, consultants, and advisors. All stock options issued under the 1997 Plan were granted at prices which were equal to or were higher than current market value on the date of the grant, are generally exercisable after three to five years, and must be exercised within ten years from the date of grant. The 1997 Plan authorized the granting of options to purchase 2,981,250 shares of common stock.

The Amended and Restated RARE Hospitality International, Inc. 1996 Stock Plan for Outside Directors (the “1996 Stock Option Plan”) provides for the automatic granting of non-qualified stock options to outside directors. The 1996 Stock Option Plan authorizes the granting of options to purchase up to an aggregate of 225,000 shares of common stock. All stock options issued under the 1996 Stock Option Plan are granted at prices which are equal to the current market value on the date of the grant, become exercisable six months and one day after the date of grant, and must be exercised within ten years from the date of grant.

On February 8, 2006, the Company awarded performance-based restricted stock units to certain executives under the Company’s 2002 Plan. Performance-based restricted stock units have dividend equivalent rights equal to the cash dividend paid on shares of restricted stock. However, performance-based restricted stock units do not have voting rights of common stock and are not considered issued and outstanding. Performance-based restricted stock units would become newly issued shares when vested and converted to common stock. Conversion of those performance-based restricted stock units to common stock is contingent upon the Company meeting revenue growth and adjusted earnings per share performance goals. Each participant was granted a base number of performance-based restricted stock units. At the end of the three-year performance period, the number of units converted to shares and issued to participants will be increased, decreased or remain the same based upon actual growth in revenue and adjusted earnings per share, versus targeted growth. The shares, as determined at the end of the performance year (fiscal 2008), will be issued in February 2009 if the Company’s targets are achieved. The total number of performance-based restricted stock units granted in fiscal 2006 was 71,732. The amount expensed for the year ended December 31, 2006 was approximately $504,000, based upon the number of units granted and management’s estimate of the revenue and adjusted earnings per share to be achieved as compared to the respective targets. Amounts expensed will be periodically adjusted to reflect the most current projection of the achievement of performance goals.

On February 8, 2006, the Company also awarded restricted stock to certain executives under the Company’s 2002 Plan. Restricted stock awards are independent of option grants and are subject to forfeiture if employment terminates prior to the release of the restrictions. Such awards vest three years from the date of grant. During the vesting period, ownership of the shares cannot be transferred. Restricted stock granted represents newly issued shares and have the same cash dividend and voting rights as other common stock and are considered to be currently issued and outstanding. The Company expenses the grant date fair market value of the restricted stock ratably over the period during which the restrictions lapse. The grant date fair value is the Company’s closing stock price on the date of grant.

The following table provides information about the common stock that may be issued under all of the Company’s existing equity compensation plans as of December 31, 2006:

	Number of Securities to be Issued Upon Exercise of Outstanding Awards		Weighted Average Price of Outstanding Awards	Number of Securities Remaining Available for Future Issuance
Plan Category
Equity compensation plans approved by shareholders	2,247,599	(1)	$27.21	1,224,109	(6)
	618,741	(2)	$14.21	13,354
	122,062	(3)	$17.21	—
	551,582	(4)	$8.18	—
Equity compensation plans not approved by shareholders	25,250	(5)	$8.39	—

Total	3,565,234		$21.54	1,237,463

(1)	RARE Hospitality International, Inc. Amended and Restated 2002 Long-Term Incentive Plan.
(2)	RARE Hospitality International, Inc. 1997 Long-Term Incentive Plan.
(3)	Amended and Restated RARE Hospitality International, Inc. 1996 Stock Plan for Outside Directors. No further options may be granted under the terms of this plan.
(4)	LongHorn Steaks, Inc. Amended and Restated 1992 Incentive Plan. No further options may be granted under the terms of this plan.
(5)	These options were granted on the same terms as those under the RARE Hospitality International, Inc. 1997 Long-Term Incentive Plan and were granted at prices which equated to current market value on the date of grant, are generally exercisable after three to five years, and must be exercised within ten years from the date of grant.
(6)	These shares may also be granted as future awards of restricted stock.

GRANT-DATE FAIR VALUE

Upon adoption of SFAS 123R, the Company elected to continue to use the Black-Scholes option pricing model to calculate the grant-date fair value of awards. The fair value of options granted for fiscal 2006, fiscal 2005, and fiscal 2004 were calculated using the following assumptions:

	Fiscal Years Ended
	Dec. 31, 2006	Dec. 25, 2005	Dec. 26, 2004

Expected life (in years)	4.00	4.00	4.00
Expected volatility	27.3%	28.0%	34.2%
Risk-free interest rate	4.411%	4.375%	3.625%
Expected dividend yield	0.00%	0.00%	0.00%

Expected life – The Company uses historical employee exercise and option expiration data to estimate the expected life assumption for the Black-Scholes grant-date valuation. The Company believes that this historical data is currently the best estimate of the expected term of a new option. The Company uses a weighted-average expected life for all awards. As part of its SFAS 123R adoption, the Company examined its historical pattern of option exercises and was unable to determine any discernable activity patterns based on certain employee populations. From this analysis, the Company continued to calculate the expected life based on one employee population, the same policy used prior to adoption of SFAS 123R.

Expected volatility – The Company uses the Company stock’s historical volatility for the same period of time as the expected life. The Company has no reason to believe that its future volatility will differ from the past.

Risk-free interest rate – The rate is based on the U.S. Treasury yield curve in effect at the time of the grant for the same period of time as the expected life.

Expected dividend yield – The calculation is based on the total expected annual dividend payout divided by the average stock price.

The Company uses the straight-line attribution method to recognize expense for all option and restricted stock awards with graded vesting and cliff vesting. Prior to the adoption of SFAS 123R, the Company did not have any significant restricted stock awards other than those issued under the Managing Partner Program. Share-based compensation expense for employees is recognized on a straight-line basis over the statutory vesting period of the award.

SFAS 123R requires compensation costs associated with share-based awards to be recognized over the requisite service period, which for the Company is the period between the earlier of the service inception date or the grant date and the award’s stated vesting date. None of the Company’s share-based awards are eligible to vest early in the event of retirement. Many of the Company’s stock option and restricted stock awards vest early in the event of death, disability or change in control. The Company immediately recognizes the entire amount of share-based compensation costs for employees in the event of death, disability, or any other early vesting.

The amount of share-based compensation costs recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of the surrendered award. The Company currently expects, based on an analysis of its historical forfeitures, that approximately 83 percent of its unvested outstanding options and restricted stock awards will vest. This analysis will be re-evaluated at least annually and the forfeiture rate will be adjusted as necessary. Ultimately, the actual expense recognized over the vesting period will only be for those shares that vest. Prior to the adoption of SFAS 123R, forfeitures were recognized as they occurred.

Total share-based compensation expense of approximately $8,895,000 has been included in the Company’s Consolidated Statements of Income for the year ended December 31, 2006. Included in this amount is stock option expense related to options granted, but not yet vested as of December 31, 2006, that was recognized as a result of adopting SFAS 123R, restricted stock and performance-based restricted stock units issued under the Company’s new stock-based compensation programs and restricted stock expense under the Company’s Managing Partner Program. No amount of share-based compensation was capitalized. Amounts expensed under each of these programs were as follows (in thousands):

53 Weeks Ended
December 31, 2006
Performance-based restricted stock units	$504
Restricted stock issued under new stock-based compensation programs	1,569
Restricted stock issued to Managing Partners	1,896
Stock options	4,926

Total stock based compensation	$8,895

Restricted stock issued to Managing Partners under the Managing Partner Program was reflected as compensation expense in the Company’s consolidated statements of operations prior to the adoption of SFAS 123R.

The impact of adopting SFAS 123R is as follows (in thousands, except per share amounts):

53 Weeks Ended
December 31, 2006
General and administrative expenses	$(6,999)

Share-based compensation expense before income taxes	(6,999)
Tax benefit	1,826

Share-based compensation expense after income taxes	$(5,173)

Effect on:
Earnings per share – Basic	$(0.16)

Earnings per share – Diluted	$(0.15)

Prior to the adoption of SFAS 123R, benefits of tax deductions in excess of recognized compensation costs (excess tax benefits) were reported as operating cash flows. SFAS 123R requires that such tax benefits be recorded as a financing cash inflow rather than a deduction of taxes paid. For the year ended December 31, 2006, the excess tax benefit recognized resulting from share-based compensation cost was not material.

In November 2005, the FASB issued FASB Staff Position 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards” (“FSP 123R-3”). FSP 123R-3 provides an elective alternative transition method of calculating the additional paid in capital pool (“APIC Pool”) of excess tax benefits available to absorb tax deficiencies recognized subsequent to the adoption of SFAS 123R to the method otherwise required by paragraph 81 of SFAS 123R. The Company may take up to one year from the effective date of SFAS 123R-3 to evaluate its available alternatives and make its one-time election. The Company has elected to follow the transition method required by paragraph 81 of SFAS 123R for calculating the APIC Pool.

As of December 31, 2006, there was $5,952,512 of unrecognized compensation costs related to unvested stock option awards that is expected to be recognized over a weighted average period of 1.0 year. As of December 31, 2006, there was $3,044,719 of unrecognized compensation costs related to unvested restricted stock awards that is expected to be recognized over a weighted average period of 1.6 years.

Share-based Activity

Option activity under the Company’s stock option plans is as follows:

	SHARES	WEIGHTED AVERAGE PRICE

Outstanding at December 28, 2003	3,732,175	$12.99

Granted in 2004	701,066	$27.20
Exercised in 2004	(709,152)	$10.87
Canceled in 2004	(153,748)	$17.58

Outstanding at December 26, 2004	3,570,341	$16.07

Granted in 2005	394,408	$30.63
Exercised in 2005	(598,043)	$12.07
Canceled in 2005	(153,327)	$22.14

Outstanding at December 25, 2005	3,213,379	$18.35

Granted in 2006	826,279	$31.39
Exercised in 2006	(384,892)	$13.98
Canceled in 2006	(89,532)	$29.92

Outstanding at December 31, 2006	3,565,234	$21.54

The fair value of options granted in fiscal 2006, 2005, and 2004 was approximately $6.2 million, $3.4 million and $6.1 million, respectively. Total intrinsic value of options exercised in fiscal 2006, 2005 and 2004 was approximately $6.3 million, $10.5 million, and $11.3 million, respectively. As of December 31, 2006, the total intrinsic value of options outstanding and options exercisable was approximately $40.6 million and $37.9 million, respectively. Intrinsic value is the difference between the Company’s closing stock price on the respective trading day and the exercise price, multiplied by the number of options.

The following table summarizes information concerning outstanding and exercisable options as of December 31, 2006:

Range of Exercise Prices	Options Outstanding			Options Exercisable
	Options	Life(1)	Price(2)	Options	Price(2)
$0.01-$5.00	44,000	1.1	$4.33	44,000	$4.33
$5.01-$10.00	619,019	2.7	$8.27	619,019	$8.27
$10.01-$15.00	455,122	4.0	$14.73	455,122	$14.73
$15.01-$20.00	558,237	5.6	$17.47	558,237	$17.47
$20.01-$25.00	199,331	5.6	$22.40	189,331	$22.27
$25.01-$30.00	654,627	7.4	$27.44	381,417	$27.18
$30.01 or greater	1,034,898	8.5	$31.49	178,620	$31.39

	3,565,234	6.0	$21.54	2,425,746	$17.30

(1)	Represents the weighted-average remaining contractual life in years.
(2)	Represents the weighted-average exercise price.

Non-vested restricted stock awards as of December 31, 2006 and changes during the years ended December 25, 2005 and December 31, 2006 were as follows:

	Shares	Weighted-Average Grant Date Fair Value
Nonvested at December 26, 2004	151,996	$20.74
Granted in 2005	55,355	$29.47
Vested in 2005	(78,237)	$19.98
Forfeited in 2005	(13,236)	$23.44

Nonvested at December 25, 2005	115,878	$25.12
Granted in 2006	243,252	$31.21
Vested in 2006	(55,152)	$24.29
Forfeited in 2006	(2,198)	$25.66

Nonvested at December 31, 2006	301,780	$30.17

Total grant date fair value of restricted stock that vested during fiscal 2006 and fiscal 2005 was $1,340,000 and $1,563,000, respectively. The total grant date fair value of non-vested restricted stock at December 31, 2006 was $9,106,000 .

(4) PROVISION FOR ASSET IMPAIRMENTS, RESTAURANT CLOSINGS, AND OTHER CHARGES

The provision for asset impairments, restaurant closings, and other charges of $4,949,000 ($3,056,000, net of tax) in the third quarter of fiscal 2006 consisted of the write down of asset values for eight LongHorn Steakhouse restaurants. The impairment of four of these LongHorn Steakhouse restaurants related to management’s decision to not exercise future lease options for these restaurants as the current lease term expires. The impairment for all of these restaurants related to forecasts by management that indicate that the investment for each of these restaurants would not be fully recovered by anticipated future cash flows. The impairment charge for each of these restaurants represents the difference between the estimated fair value, using discounted estimated future cash flows, and the carrying value.

Earnings (loss) from discontinued operations for 2006 includes a third quarter asset impairment charge of approximately $12,280,000 ($7,982,000, net of tax) based upon management’s then best estimate of the impairment to be realized upon the anticipated divestiture of the Bugaboo Creek Steak House business. In the fourth quarter of 2006 the Company recorded an additional $6,720,000 ($4,368,000 net of tax) impairment charge related to the Bugaboo Creek Steak House business, based upon the anticipated sales price. Of this aggregate $19.0 million loss recorded associated with this planned divestiture approximately $16.3 million relates to the write-down of fixed asset values, $2.0 million relates to estimated transaction costs and $0.7 million relates to accrued employee termination costs. In addition to costs included in the third and fourth quarter impairment charges, the Company expects to accrue additional retention bonuses of approximately $1.3 million and incur rent termination costs of approximately $1.8 million. Approximately one-third of the retention bonuses have been expensed and none of these amounts have been paid.

The provision for asset impairments, restaurant closings, and other charges of approximately $557,000 ($372,000, net of tax) in the fourth quarter of fiscal 2005 consisted primarily of the write down of asset values for three LongHorn Steakhouse restaurants. The impairment for each LongHorn Steakhouse restaurant relates to management’s decision to not exercise future lease options for these restaurants as the current lease term expires. Income (loss) from discontinued operations in 2005 included a $2,712,000 ($1,810,000, net of tax) charge for the write down of asset values for two Bugaboo Creek Steak House restaurants. The impairment charge in 2005 represents the sum of the differences between the estimated fair value, using discounted estimated future cash flows and the carrying value of each of these restaurants.

The provision for asset impairments, restaurant closings, and other charges of $922,000 ($615,000, net of tax) in the fourth quarter of fiscal 2004 consisted of the partial write down of asset values related to two LongHorn Steakhouse restaurants. Income (loss) from discontinued operations in 2004 included a $1,778,000 ($1,187,000, net of tax) charge for the write down of asset values for one Bugaboo Creek Steak House restaurant. These charges were determined under SFAS 144 by comparing discounted estimated future cash flows to the carrying value of impaired assets.

(5) PROPERTY AND EQUIPMENT

Major classes of property and equipment at December 31, 2006 and December 25, 2005 are summarized as follows (in thousands):

	2006	2005
Land and improvements	$86,726	$70,353
Buildings	95,618	76,575
Leasehold improvements	301,460	256,443
Assets under capital lease	40,726	39,801
Restaurant equipment	113,696	102,883
Furniture and fixtures	50,343	44,096
Construction in progress	34,550	32,331

	723,119	622,482
Less accumulated depreciation and amortization	(197,959)	(170,863)

	$525,160	$451,619

Depreciation and amortization – restaurants on the consolidated statement of operations excludes depreciation of assets in the Company’s corporate offices and training facility. Total depreciation and amortization of property and equipment related to continuing operations during 2006, 2005 and 2004 was $37,050,000, $33,509,000 and $28,404,000, respectively. Total depreciation and amortization of property and equipment related to discontinued operations during 2006, 2005 and 2004 was $4,913,000, $4,250,000 and $3,793,000, respectively.

The Company has, in the normal course of business, entered into agreements with vendors for the purchase of restaurant equipment, furniture, fixtures, buildings, and improvements for restaurants that have not yet opened. At December 31, 2006, such commitments associated with continuing operations totaled approximately $28.0 million. There were no such commitments related to discontinued operations.

(6) ACCRUED EXPENSES

Accrued expenses consist of the following at December 31, 2006 and December 25, 2005 (in thousands):

	2006	2005
Accrued self insurance reserves	$8,353	$7,735
Accrued provision for restaurant closings and other charges	2,867	281
Accrued rent	3,021	1,026
Accrued compensation	21,612	15,255
Other taxes accrued	9,156	8,009
Unearned revenue — gift cards and gift certificates	35,293	30,228
Other	8,900	2,517

	$89,202	$65,051

(7) DEBT

On November 22, 2006, the Company completed an offering of $125.0 million aggregate principal amount of 2.50% Convertible Senior Notes due November 15, 2026 (the “Convertible Senior Notes”). The aggregate underwriting fee was 2.25% or $2,812,500, providing the Company with net proceeds, before expenses, of approximately $122.2 million. The Convertible Senior Notes were issued through a private placement to qualified institutional buyers under Regulation D and Rule 144A of the Securities Act of 1933, as amended. Interest is payable semi-annually on May 15 th and November 15 th .

On or after November 21, 2013, the Company may redeem all or a portion of the Convertible Senior Notes for cash at a redemption price equal to the principal amount plus accrued but unpaid interest, if any. Holders of the Convertible Senior Notes may require the Company to repurchase some or all of the notes on November 15, 2013, 2016, and 2021, as well as following the occurrence of certain fundamental change transactions, for cash at a purchase price equal to the principal amount plus accrued and unpaid interest, if any. The Convertible Senior Notes provide for a net share settlement, and therefore may be convertible, under certain circumstances, into a combination of cash, up to the principal amount of the Convertible Senior Notes, and common stock of the Company. The initial conversion rate for the Convertible Senior Notes will be equivalent to 22.969 shares per $1,000 principal amount of the Convertible Senior Notes. At the initial conversion rate, the Convertible Senior Notes will be convertible into common stock at a conversion price of $43.54 per share, which represents a 30% premium over the last reported sale price of the Company’s common stock on November 16, 2006. The initial conversion rate is subject to adjustment in certain circumstances. The Convertible Senior Notes are convertible into shares of the Company’s common stock at any time after November 15, 2025, but prior to the close of business on the second business day immediately preceding the stated maturity date, and also under any of the following circumstances: (i) during any calendar quarter beginning after December 31, 2006 (and only during such calendar quarter), if, and only if, the closing sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than 125% of the conversion price per share of the Company’s common stock in effect on the applicable trading day; (ii) during the five consecutive trading day period following any five consecutive trading day period in which the trading price of the Convertible Senior Notes was less than

98% of the product of the closing sale price of the Company’s common stock multiplied by the applicable conversion rate; (iii) if the notes have been called for redemption; or (iv) upon the occurrence of certain specified transactions described in the Indenture. The notes were not callable by the Company or convertible by the Note holders at anytime in 2006.

In connection with the offering, the Company agreed to register the Convertible Senior Notes and the underlying common stock for resale and to use its best efforts to file a registration statement covering such resales before March 31, 2007. If the Company does not register the Convertible Senior Notes or keep the registration statement effective for two years subsequent to the initial issuance of the Convertible Senior Notes, additional contingent interest would have to be paid to the Note holders, subject to certain provisions. The maximum amount of contingent interest that could potentially inure to the Note holders during such time period is approximately $936,000. This payment is not considered to be probable or material to the consolidated financial position or the results of operations of the Company.

The dilutive effect of the common shares that would be issued if the Convertible Senior Notes were converted is not included in the Company’s diluted weighted average common share balance unless the weighted average market price of the Company’s common stock during a reporting period exceeds $43.54 per share. Assuming the 125% of the conversion price stock price contingency feature is met and the holders of the notes elect to convert when the stock price is $54.43 per share, the Company would be required to deliver $125.0 million in cash plus accrued interest and approximately 574,396 shares of common stock with a market value of approximately $31.3 million.

On September 21, 2006, the Company announced that the Board of Directors authorized the additional repurchase of $125.0 million of the Company’s common stock. Repurchases under this program began concurrently with the closing of the Company’s $125.0 million Convertible Senior Note offering, with 1,821,200 shares repurchased on November 22, 2006 at $33.49 per share for an aggregate cost of approximately $61.0 million. During the remainder of the fourth quarter of 2006, the Company repurchased an additional 1,794,600 shares at an average price of $32.67 for an aggregate cost of approximately $58.6 million. As of December 31, 2006, approximately $5.4 million remained under the $125.0 million repurchase program.

The Company has a variable interest rate revolving credit facility (the “Revolving Credit Facility”), which permits the Company to borrow up to $100.0 million through the termination date in July 2010. The Revolving Credit Facility is the result of amendments to and a restatement of the Company’s previous $100.0 million credit facility. The Revolving Credit Facility bears interest at the Company’s option of LIBOR plus a margin of 0.5% to 1.25% (the “applicable margin”) depending on the Company’s leverage ratio or the administrative agent’s prime rate of interest, and requires payment of a commitment fee on any unused portion at a rate of 0.1% to 0.2% per year (depending on the Company’s leverage ratio). At December 31, 2006 and December 25, 2005, the applicable margin was 0.5%. On December 31, 2006 and December 25, 2005, there were no amounts outstanding under the Company’s revolving credit facility. The commitment fee on the unused portion of the Revolving Credit Facility on December 31, 2006 and on December 25, 2005 was 0.1% and 0.3% per year, respectively. Amounts available under the Company’s revolving credit facility totaled $100.0 million on both December 31, 2006 and December 25, 2005.

The Revolving Credit Facility restricts payment of dividends, without prior approval of the lender, and contains certain financial covenants, including debt to capitalization, leverage and interest coverage ratios, as well as minimum net worth and maximum capital expenditure covenants. The Revolving Credit Facility is secured by the common stock of entities that own substantially all of the Bugaboo Creek Steak House and The Capital Grille restaurants. At December 31, 2006, the Company was in compliance with the provisions of the Revolving Credit Facility. The average interest rate paid on borrowings under the Company’s Revolving Credit Facility during 2006 and 2005 was 8.2% and 6.2%, respectively. There were no borrowings under the Revolving Credit Facility during 2004.

Interest expense, net consists of the following (in thousands):

	2006	2005	2004
Imputed interest on capital leases	$3,662	$3,187	$2,526
Interest expense	598	591	486
Capitalized interest	(917)	(998)	(1,312)
Interest income	(723)	(859)	(372)

Interest expense, net	$2,620	$1,921	$1,328

(8) INCOME TAXES

Total income tax expense (benefit) for the years ended December 31, 2006, December 25, 2005 and December 26, 2004 was allocated as follows (in thousands):

	2006	2005	2004
Earnings from continuing operations	$23,943	$25,098	$22,760
Earnings (loss) from discontinued operations	823	(397)	586
Loss on disposal of discontinued operations	(6,650)	—	—

Total consolidated income tax expense	$18,116	$24,701	$23,346

Income tax expense (benefit) attributable to continuing operations consists of (in thousands):

	CURRENT	DEFERRED	TOTAL
Year ended December 31, 2006:
U.S. federal	$29,304	$(8,354)	$20,950
State and local	4,186	(1,193)	2,993

	$33,490	$(9,547)	$23,943

Year ended December 25, 2005:
U.S. federal	$29,310	$(7,211)	$22,099
State and local	3,978	(979)	2,999

	$33,288	$(8,190)	$25,098

	CURRENT	DEFERRED	TOTAL
Year ended December 26, 2004:
U.S. federal	$15,920	$4,251	$20,171
State and local	2,043	546	2,589

	$17,963	$4,797	$22,760

The differences between the statutory federal income tax rate and the effective income tax rate reflected in the consolidated statements of operations are as follows:

	2006	2005	2004
Federal statutory income tax rate	35.00%	35.00%	35.00%
State income taxes, net of federal benefit	3.25	3.09	2.90
Incentive stock options	1.03	—	—
FICA tip credit	(6.93)	(5.78)	(4.90)
Other	0.03	0.08	0.20

Effective tax rates	32.38%	32.39%	33.20%

The Company expects to retain all deferred tax assets and liabilities after disposal of the net assets held for sale. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2006 and December 25, 2005 are presented below (in thousands):

	2006	2005
Deferred tax assets:
Provisions for restaurant closings, and other charges	$11,743	$3,544
Accrued rent	10,634	9,120
Accrued insurance	258	432
Accrued workers’ compensation	1,441	1,198
Deferred compensation plan	3,868	3,460
Restricted stock	2,484	1,420
Other	1,217	1,398

Total deferred tax asset before valuation allowance	31,645	20,572
Valuation allowance	(480)	—

Total deferred tax asset	31,165	20,572
Deferred tax liabilities:
Property and equipment	(11,851)	(11,282)
Smallwares	(3,825)	(3,348)

Total deferred tax liabilities	(15,676)	(14,630)

Net deferred tax asset	$15,489	$5,942

The Company’s management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company’s management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes that it is more likely than not that the tax benefit related to some state net operating losses will not be realized and hence a valuation allowance was established during 2006. The likelihood of realizing the benefit of deferred tax assets is assessed on an ongoing basis. Consequently, future changes in the valuation allowance are possible.

(9) EMPLOYEE BENEFIT PLANS

The Company provides employees who meet minimum service requirements with retirement benefits under a 401(k) plan (the “RARE Plan”). Under the RARE Plan, eligible employees may make contributions of between 1% and 20% of their annual compensation to one or more investment funds. Effective for 2001, officers and highly compensated employees do not participate in this plan. The Company makes quarterly matching contributions in an amount equal to 50% of the first 5% of employee compensation contributed, resulting in a maximum annual Company contribution of 2.5% of employee compensation. The Company’s expense under the RARE Plan was $925,000, $772,000 and $613,000 for 2006, 2005 and 2004, respectively.

Effective January 1, 2000, the Company implemented the Supplemental Deferred Compensation Plan (the “Supplemental Plan”), a nonqualified plan which allows officers and highly compensated employees to defer receipt of a portion of their compensation and contribute such amounts to one or more investment funds. The maximum aggregate amount deferred under the Supplemental Plan and the RARE Plan cannot exceed the lesser of 20% of annual compensation or $50,000. The Company makes quarterly matching contributions in an amount equal to 50% of the first 5% of employee compensation contributed, with a maximum annual Company contribution of the lesser of 2.5% of employee compensation or $5,000 per year. The Company’s expense under the Supplemental Plan was $588,000, $533,000 and $467,000 for 2006, 2005 and 2004, respectively. Company contributions to both the RARE Plan and the Supplemental Plan vest at the rate of 20% each year beginning after the employee’s first year of service and were made in the form of cash in 2006, 2005 and 2004.

The Company entered into a rabbi trust agreement to protect the assets of the Supplemental Plan. Participant’s accounts are comprised of their contribution, the Company’s matching contribution and each participant’s share of earnings or losses in the plan. In accordance with EITF No. 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Are Held in a Rabbi Trust and Invested,” the accounts of the rabbi trust are reported in the Company’s consolidated financial statements. The Company’s consolidated balance sheet includes the investments in other non-current assets and the offsetting obligation is included in other non-current liabilities. Such amounts at December 31, 2006 and December 25, 2005 totaled $11,342,000 and $9,084,000, respectively. The deferred compensation plan investments are considered trading securities and are reported at fair value with the realized and unrealized holding gains and losses related to these investments, as well as the offsetting compensation expense, recorded in operating income.

(10) LEASES AND RELATED COMMITMENTS

The Company is obligated under various capital leases for certain restaurant facilities that expire at various dates during the next 30 years. Capital leases are recorded as an asset and an obligation at an amount equal to the present value of the minimum lease payments during the lease term. The Company also has noncancelable operating leases for certain restaurant facilities. Rental payments include minimum rentals, plus contingent rentals based on restaurant sales at the individual stores. These leases generally contain renewal options for periods ranging from three to 15 years and require the Company to pay all executory costs such as insurance and maintenance. Under the provisions of certain leases, there are rent holidays and/or escalations in payments over the base lease term, as well as renewal periods. The effects of the holidays and escalations have been reflected in rent expense on a straight-line basis over the anticipated life of the leases. The leasehold improvements for each restaurant facility are amortized over a term that includes renewal options that are reasonably assured. For each restaurant facility, the financial statements reflect the same lease term for amortizing leasehold improvements as used to determine capital versus operating lease classifications and in calculating straight-line rent expense.

Future minimum lease payments under capital lease obligations and noncancelable operating leases of continuing operations at December 31, 2006 are as follows (in thousands):

YEARS ENDING AT OR ABOUT DECEMBER 31:	CAPITAL	OPERATING
2007	$4,025	$22,181
2008	4,297	20,737
2009	4,403	19,482
2010	4,548	17,489
2011	4,679	14,921
Thereafter	72,198	79,126

Total minimum lease payments	94,150	$173,936

Less imputed interest (at 9%)	52,515

Present value of minimum lease payments	41,635
Less current maturities	345

Obligations under capital leases, net of current maturities	$41,290

Rental expense from continuing operations consisted of the following amounts (in thousands):

	2006	2005	2004
Minimum lease payments	$21,838	$19,443	$17,071
Contingent rentals	3,871	3,446	2,615

Total rental expense	$25,709	$22,889	$19,686

(11) SHAREHOLDERS’ EQUITY

The Company’s Board of Directors has authorized the purchase of shares of the Company’s common stock from time to time through open market transactions, block purchases or in privately negotiated transactions. In September 2001, the Company’s Board of Directors authorized the Company to use up to $15.0 million to purchase shares of its common stock through open market transactions, block purchases or in privately negotiated transactions through September 2002. In July 2002, the Company’s Board of Directors extended this share repurchase program through April 2003. During the first quarter of 2003, the Company purchased 150,000 shares of its common stock for a total purchase price of approximately $2.6 million (average price of $17.50 per share). On July 23, 2003, the Company’s Board of Directors authorized the Company to purchase up to an additional $25.0 million of its common stock from time-to-time through May 2005. During the second quarter of 2004, the Company purchased 300,000 shares of its common stock for a total purchase price of approximately $8.2 million (average price of $27.29 per share).

On April 20, 2005, the Board of Directors authorized the Company to use up to $29.0 million to purchase shares of its common stock and on July 22, 2005, the Board of Directors authorized the repurchase of up to an additional $30.0 million of the Company’s common stock. During the second quarter of 2005, the Company repurchased 690,000 shares of its common stock at an average price of $28.88 for an aggregate cost of approximately $19.9 million. During the third quarter of 2005, the Company repurchased 669,000 shares of its common stock at an average price of $28.95 for an aggregate cost of approximately $19.4 million. The Company did not repurchase any of its common stock during the fourth quarter of 2005. As of December 25, 2005, approximately $19.7 million remained available under the Company’s aggregate $59.0 million share repurchase authorization.

On September 21, 2006, the Company announced that the Board of Directors authorized the additional repurchase of $125.0 million of the Company’s common stock. Repurchases under this program began concurrently with the closing of the Company’s $125.0 million Convertible Senior Note offering, with 1,821,200 shares repurchased on November 22, 2006 at $33.49 per share for an aggregate cost of approximately $61.0 million. During the remainder of the fourth quarter of 2006, the Company repurchased an additional 1,794,600 shares at an average price of $32.67 for an aggregate cost of approximately $58.6 million. As of December 31, 2006, approximately $19.7 million remained under the Company’s aggregate $59.0 million share repurchase programs authorized in fiscal 2005 and $5.4 million remained under the $125.0 million repurchase program authorized in 2006.

The Company’s Articles of Incorporation authorize 10,000,000 shares of preferred stock, no par value. The Board of Directors of the Company may determine the preferences, limitations, and relative rights of any class of shares of preferred stock prior to the issuance of such class of shares. In November 1997, in connection with the adoption of a Shareholders Rights Plan, the Board of Directors designated 500,000 shares of Series A Junior Participating Preferred Stock (the “Series A Stock”) and filed such designation as an amendment to the Company’s Articles of Incorporation. Holders of shares of Series A Stock are entitled to receive, when, as and if declared by the Board of Directors, (i) on each date that dividends or other distributions (other than dividends or distributions payable in common stock) are payable on the common stock comprising part of the Reference Package (as defined in the Articles of Incorporation), an amount per whole share of Series A Stock equal to the aggregate amount of dividends or other distributions that would be payable on such date to a holder of the Reference Package and (ii) on the last day of March, June,

September and December in each year, an amount per whole share of Series A Stock equal to the excess of $1.00 over the aggregate dividends paid per whole share of Series A Stock during the three-month period ending on such last day. If any shares of Series A Stock are outstanding, no dividends (other than dividends payable in common stock or any other stock ranking junior to the Series A Stock as to dividends and upon liquidation) may be declared or paid unless the full cumulative dividends on all outstanding shares of Series A Stock have been or are contemporaneously paid. Upon the liquidation, dissolution or winding up of the affairs of the Company and before any distribution or payment to the holders of common stock, holders of shares of the Series A Stock are entitled to be paid in full an amount per whole share of Series A Stock equal to the greater of (i) $1.00 or (ii) the aggregate amount distributed or to be distributed prior to the date of such liquidation, dissolution or winding up to a holder of the Reference Package. After payment in full to each holder of shares of Series A Stock, the Series A Stock shall have no right or claim to any of the remaining assets of the Company. Each outstanding share of Series A Stock votes on all matters as a class with any other capital stock comprising part of the Reference Package and shall have the number of votes that a holder of the Reference Package would have.

As of December 31, 2006, there were no shares of Series A Stock issued and outstanding and all of such shares are issuable in accordance with the Company’s Shareholders Rights Plan.

(12) COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS

The Company has entered into purchasing agreements with certain meat suppliers requiring the Company to purchase contracted quantities of meat at established prices through their expiration on varying dates in 2007 and 2008. The contracted quantities are based on usage projections management believes to be estimates of actual requirements during the contract terms. The Company does not anticipate any material adverse effect on its financial condition or results of operations from these contracts.

OTHER

Under the Company’s insurance programs, coverage is obtained for significant exposures as well as those risks required to be insured by law or contract. It is the Company’s preference to self-insure a significant portion of certain expected losses related primarily to workers’ compensation, employee medical, employment practices and general liability insurance costs. Provisions for losses expected under these programs are recorded based upon the Company’s estimates of the aggregate liability for claims incurred.

The Company has deposits totaling $5.8 million at December 31, 2006 that are being maintained as security under the Company’s workers’ compensation policies.

The Company is involved in various legal actions incidental to the normal conduct of its business. Management does not believe that the ultimate resolution of these incidental actions will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

(13) QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2006 and December 25, 2005 (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year

2006:
Revenues	$261,861	$237,125	$228,059	$259,869	$986,914
Operating income	25,787	20,227	7,072	23,582	76,668
Earnings before income taxes	25,022	19,772	6,421	22,724	73,939
Net earnings	17,220	13,409	(3,499)	12,241	39,371
Net earnings per share*:
Basic	0.51	0.40	(0.10)	0.37	1.18
Diluted	0.50	0.39	(0.10)	0.36	1.14
2005:
Revenues	$205,335	$210,242	$201,489	$222,200	$839,266
Operating income	22,504	20,548	15,149	21,410	79,611
Earnings before income taxes	22,121	20,094	14,607	20,653	77,475
Net earnings	15,350	13,734	9,588	12,907	51,579
Net earnings per share*:
Basic	0.45	0.40	0.29	0.39	1.53
Diluted	0.43	0.39	0.28	0.38	1.48

*	Per share amounts do not necessarily sum to the total year amounts due to changes in shares outstanding and rounding.

(14) SUBSEQUENT EVENT

On February 27, 2007, the Company announced that it had signed a definitive agreement with Bugaboo Creek Acquisition LLC, a wholly owned subsidiary of Charlie Brown’s Acquisition LLC, for the sale of the Company’s Bugaboo Creek Steak House concept. The purchase price will be $28.0 million, payable at closing. Consummation of the transaction, which is expected to occur in the third quarter of fiscal 2007, is subject to the closing of the purchaser’s financing, obtaining necessary consents and other, customary closing conditions.